SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SHARPER IMAGE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	94-2493558
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

350 The Embarcadero, 6th Floor
San Francisco, CA	94105
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:	0-15827
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of Class)

PREFERRED STOCK PURCHASE RIGHTS

Item 1:	Description of Registrant’s Securities to be Registered

Item 1 of the Form 8-A is hereby amended and supplemented as follows. All references in Item 1 to 15% are amended to 20%. In addition, the following shall be added as the last paragraph of Item 1:

On January 16, 2007, the Sharper Image Corporation, a Delaware corporation (the “Company”) and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.) as Rights Agent, entered into Amendment No. 2 (the “Amendment”) to the Rights Agreement dated as of June 7, 1999, as amended (the “Rights Agreement”). The Amendment provides that the definition of “Acquiring Person” will be amended and restated to provide that an “Acquiring Person” shall mean any person who or which, together with all affiliates and associates of such person, shall be the beneficial owner of 20% or more of the shares of common stock of the Company then outstanding, but shall not include (1) the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any entity holding shares of common stock for or pursuant to the terms of any such plan, (2) Richard J. Thalheimer (the “Permitted Investor”), any of his affiliates or associates or any trust the beneficiaries of which are the children of Richard J. Thalheimer (collectively with the Permitted Investor, the “Investor Group”), but only if the Investor Group and their affiliates and associates as a group are not, excluding any shares beneficially owned by the Knightspoint Entities and any options granted pursuant to the Company’s stock option plans to or any shares acquired upon the exercise of such stock options by the Permitted Investor, the beneficial owners of 20% or more of the shares of common stock of the Company then outstanding, or (3) the Knightspoint Entities or any of their affiliates or associates, but only if the Knightspoint Entities and their affiliates and associates as a group are not, excluding any shares beneficially owned by the Investor Group and any options granted pursuant to the Company’s stock option plans to or any shares acquired upon the exercise of such stock options by members of the Knightspoint Entities and/or their affiliates or associates, the beneficial owners of 20% or more of the shares of common stock of the Company then outstanding.

The Amendment is incorporated by reference herein, and the foregoing description of the Amendment is qualified in its entirety by reference to the Amendment.

Item 2:	Exhibits

Item 2 of the Form 8-A is hereby amended and supplemented by adding the following exhibit, which has been filed with the Securities and Exchange Commission:

1.	Amendment No. 2, dated as of January 16, 2007, to the Rights Agreement, dated as of June 7, 1999, between the Company and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.) (incorporated by reference to the Company’s Current Report on Form 8-K filed on January 17, 2007).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE SHARPER IMAGE

	By:	/s/ Daniel W. Nelson
		Name:	Daniel W. Nelson
		Title:	Senior Vice President, Interim Chief Financial Officer

Date: January 17, 2007

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